SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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LOOKSMART, LTD.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

LOOKSMART, LTD.
55 Second Street
San Francisco, California 94105

Dear Stockholder:

The annual meeting of stockholders of LookSmart, Ltd. (“LookSmart” or the “Company”) will be held at 55 Second Street, 7th floor, San Francisco, California 94105, on Tuesday, July 10, 2012, at 10:00 a.m. local time.  The annual meeting of stockholders is being held for the following purposes:

(1)	To elect two directors for a three-year term expiring at the annual meeting of stockholders in 2015;

(2)
To approve a series of amendments to our Restated Certificate of Incorporation to effect a reverse stock split of our common stock, at the discretion of our board of directors, whereby each outstanding three, five or seven shares of our common stock would be combined into and become one share of our common stock (the “Proposed Amendments”); with the effectiveness of one of such Proposed Amendments and the abandonment of the other Proposed Amendments, or the abandonment of all the Proposed Amendments, to be determined by our board of directors in its discretion following the annual meeting of stockholders, as permitted under Section 242(c) of the Delaware General Corporation Law;

(3)	To ratify the appointment of the accounting firm Moss Adams LLP as the Company’s independent registered public accounting firm for the current fiscal year; and

(4)	To transact any other business that may properly come before the annual meeting of stockholders and any adjournment or postponement thereof.

These items are fully discussed in the following pages, which are made part of this notice.  Only stockholders of record on the books of the Company at the close of business on May 16, 2012, are entitled to vote at the annual meeting of stockholders.

All stockholders are cordially invited to attend the annual meeting of stockholders in person.  Whether or not you plan to attend, please vote your proxy promptly, either on the Internet, by telephone or by completing, signing, dating and returning your proxy card in the enclosed envelope, so that shares may be voted in accordance with your wishes and so that enough shares are represented to allow us to conduct the business of the annual meeting of stockholders.  If you hold shares in “street name,” you may be able to vote over the Internet or by telephone by following the instructions on the voting instruction form you receive with these proxy materials.  Voting over the Internet or by telephone, or mailing your proxy(ies) does not affect your right to vote in person if you attend the annual meeting of stockholders.  You may still vote in person if you are a stockholder entitled to vote and you attend the meeting, even if you have returned your proxy, provided that you affirmatively indicate your intention to vote your shares in person.  Please note, however, that if a brokerage firm or bank holds your shares of record and you wish to vote at the meeting, you must obtain from the record holder a valid legal proxy issued in your name.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on Tuesday, July 10, 2012, at 10:00 a.m. Local Time at the Company’s Offices Located at 55 Second Street, 7th Floor, San Francisco, California 94105.

The proxy statement and annual report to stockholders are available at http://investor.shareholder.com/looksmart/sec.cfm .

By Order of the Board of Directors,

/s/ William F. O’Kelly
SVP Operations, Chief Financial Officer and Secretary
June 4, 2012

Your vote is very important. Even if you plan to attend the meeting,
VOTE YOUR PROXY PROMPTLY.

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS

LookSmart, Ltd.
55 Second Street
San Francisco, California 94105

INFORMATION ABOUT SOLICITATION AND VOTING

General

The enclosed proxy is solicited by the board of directors of LookSmart for use in voting at the annual meeting of stockholders to be held at 10:00 a.m., local time, on Tuesday, July 10, 2012, at the Company’s offices at 55 Second Street, 7th Floor, San Francisco, California 94105, and any postponement or adjournment of that meeting.  The purpose of the annual meeting of stockholders is to consider and vote upon the proposals outlined in this proxy statement and the attached notice.  The Company’s telephone number is (415) 348-7000. For directions to attend the annual meeting of stockholders, please contact the Company at the address or phone number listed above. We intend to mail these proxy materials on or about June 4, 2012 to all stockholders of record entitled to vote at the annual meeting of stockholders.

Record Date and Outstanding Shares

Only holders of record of LookSmart common stock at the close of business on the record date, May 16, 2012, are entitled to receive notice of and to vote at the annual meeting of stockholders.  As of the close of business on the record date, there were 17,293,237 shares of common stock outstanding and held of record by approximately 4,758 stockholders.  Stockholders are entitled to one vote for each share of common stock they held as of the record date.  LookSmart’s common stock is traded on the NASDAQ Global Market.

Voting and Solicitation

Each stockholder of record may vote in person at the annual meeting of stockholders, by using the proxy card, by Internet or by telephone:

•	To vote in person, come to the annual meeting of stockholders and we will give you a ballot when you arrive.

•
To vote using the proxy card, complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting of stockholders, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11.59pm EST on July 9, 2012 to be counted.

•
To vote through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and a control number from the enclosed proxy card. Your vote must be received by 11.59pm EST on July 9, 2012 to be counted.

If your shares are held in “street name,” for voting instructions please check the voting instruction form you received with these proxy materials, or contact your broker or nominee to determine whether you will be able to vote by telephone or on the Internet. Also, to vote in person at the annual meeting of stockholders you must obtain a valid proxy from your broker, bank or other agent, which may be requested by contacting your broker or bank.

When proxies are properly voted in accordance with instructions, the shares they represent will be voted at the annual meeting of stockholders in accordance with the instructions of the stockholder (proxies cannot be voted for a greater number of persons than the number of nominees named). If no specific instructions are given, the shares will be voted FOR the election of the nominees for director set forth herein, FOR the Proposed Amendments (approval of amendments to our Restated Certificate of Incorporation to effect a reverse stock split of our common stock) and FOR ratification of the appointment of independent auditors. In addition, if other matters come before the annual meeting of stockholders, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters. On all matters to be voted on, each share has one vote.

We are making this proxy solicitation by and on behalf of the board of directors. The cost of preparing, assembling, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. Proxies may be solicited personally or by telephone, electronic mail or facsimile by the Company’s officers, directors and regular employees, none of whom will receive additional compensation for assisting with solicitation.

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards to ensure that all of your shares are voted.

Quorum; Required Vote

A quorum is required for the transaction of business during the annual meeting of stockholders. A quorum is present when a majority of stockholder votes are present in person or by proxy. Shares that are voted “FOR”, “AGAINST” or “WITHHELD” on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as votes cast by the common stock present in person or represented by proxy at the annual meeting of stockholders and entitled to vote on the subject matter.

The two candidates for election as directors at the annual meeting of stockholders who receive the highest number of affirmative votes present or represented by proxy and entitled to vote at the annual meeting of stockholders will be elected. Approval of the Proposed Amendments requires the affirmative vote of a majority of the number of shares of common stock outstanding as of the record date. The ratification of the independent registered public accounting firm for the Company for the current year requires the affirmative vote of a majority of the shares of the Company’s common stock present or represented by proxy and entitled to vote at the annual meeting of stockholders.

Revocability of Proxies

If you are a stockholder entitled to vote and you have submitted a proxy via the Internet, mail or by telephone, you may revoke your proxy at any time before it is voted by delivering a written revocation to the Secretary of the Company, providing a proxy bearing a later date that is duly voted in accordance with its instructions, or attending and voting in person at the annual meeting of stockholders. If you hold your shares through a broker or custodian, you will need to contact them to revoke your proxy.

Abstentions; Broker Non-Votes

The Company will count abstentions for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of votes cast with respect to a proposal (other than the election of directors). A “broker non-vote” occurs when a broker or other nominee does not have discretion to vote shares with respect to a particular proposal and has not received instructions from the beneficial owner of the shares. Generally, brokers have discretion to vote shares on what are deemed to be routine matters. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes will not be counted for purposes of determining the number of votes cast with respect to a proposal.

For Proposal One (election of directors), which requires a plurality of the votes cast, abstentions and broker non-votes will have no effect on determining the number of votes cast nor on whether the director is elected. For Proposal Two (approval of amendments to our Restated Certificate of Incorporation to effect a reverse stock split of our common stock), which requires the affirmative vote of a majority of the number of shares of common stock outstanding as of the record date, abstentions and broker non-votes will have the effect of a vote against the Proposed Amendments. For Proposal Three (the ratification of the appointment of the independent registered public accounting firm), which requires the affirmative approval of a majority of the votes present or represented and entitled to vote, broker non-votes will have no effect on the number of votes cast nor on whether the approval is obtained or the appointment is ratified, but abstentions will have the same effect as a vote against Proposal Three because they will be counted as a vote cast with respect to the proposal but not counted as a vote for approval or ratification.

Results of the Voting at the Annual Meeting of Stockholders

Preliminary voting results will be announced at the annual meeting of stockholders. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting of stockholders. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Form 8-K to publish the final results.

PROPOSAL ONE — ELECTION OF DIRECTORS

Our board of directors consists of five directors. Two of our directors will be standing for election at our 2012 annual meeting of stockholders: Jean-Yves Dexmier and Scott Kauffman. Mr. Kauffman was previously recommended to be a director by the nominating and governance committee and appointed by the board of directors, but was not previously elected by the stockholders of the Company. In addition to the directors standing for election in 2012, we have two directors with terms expiring in 2013 and one director with a term expiring in 2014. Our bylaws provide that the board of directors is divided into three classes. There is no difference in the voting rights of the members of each class of directors. Each class of directors serves a term of three years, with the term of one class expiring at the annual meeting of stockholders in each successive year. There are no family relationships among any directors, nominees for director or executive officers of the Company. The names, ages, positions with the Company and current terms of office of our directors as of April 30, 2012 are as follows:

Name	Age	Position	Expiration of Term
Jean-Yves Dexmier	60	Executive Chairman and Chief Executive Officer	2012
Scott Kauffman (2)(3)	56	Director	2012
Anthony Castagna (1)	64	Director	2013
Mark Sanders (1)(2)	68	Director	2013
Timothy J. Wright (1)(3)	47	Director	2014

(1)	Member of audit committee
(2)	Member of nominating and governance committee
(3)	Member of compensation committee

Unless marked otherwise, proxies received will be voted FOR the election of the nominees, Jean-Yves Dexmier and Scott Kauffman. These nominees are presently directors and their terms will expire at the annual meeting of stockholders. The nominees are willing to be elected and to serve for the three-year term. If a nominee is unable or unwilling to serve as a director at the time of the annual meeting of stockholders, the proxies may be voted either (i) for a substitute nominee who shall be designated by the proxy holders or by the incumbent board of directors to fill the vacancy or (ii) for no one, leaving a vacancy. Alternatively, the size of the board of directors may be reduced accordingly. The board of directors has no reason to believe that these nominees will be unwilling or unable to serve if elected as a director. Jean-Yves Dexmier and Scott Kauffman have been nominated to serve for a three-year term until the annual meeting of stockholders in 2015 or until their successors, if any, are elected or appointed.

The two candidates for election as directors at the annual meeting of stockholders who receive the highest number of affirmative votes present or represented by proxy and entitled to vote at the annual meeting of stockholders will be elected. Abstentions and broker non-votes will have no effect on determining the number of votes cast nor on whether the director is elected.

Recommendation of the Board of Directors

The board of directors unanimously recommends that you vote FOR approval of Jean-Yves Dexmier and Scott Kauffman as members of the Company’s board of directors.

Nominees for Election to the Board of Directors

Jean-Yves Dexmier has served as one of our directors since April 2007, as Executive Chairman of the Board since October 2009, and as our interim Chief Executive Officer since December 2009. Dr. Dexmier served as Chief Financial Officer for Openwave Systems, Inc. from August 2007 through January 2008. Prior to that, Dr. Dexmier served as Chief Executive and Chairman of the Board of Agentis Software from 2001 to 2005. He served as Chief Executive Officer, President and Chief Financial Officer of Informix Software from 1997 to 2000. Dr. Dexmier also served as the Chief Financial Officer of Octel Corporation from 1995 to 1997. From 1994 to 1995 he served as Chief Financial Officer of Air Liquide Americas and from 1991 to 1994 he served as Chief Financial Officer of Thomson Consumer Electronics U.S. Dr. Dexmier received a B.A. in Fundamental Mathematics from Lycée Pasteur, an M.B.A. from École Polytechnique and a Ph.D. in Electronics from École Nationale Supérieure de l'Aéronautique et de l'Espace, all located in France. Dr. Dexmier’s prior history as chief executive officer and chief financial officer of several publicly traded technology companies positions him to contribute extensive operational and financial expertise, as well as leadership skills that are important to the board of directors. In particular, his experience guiding Thomson Consumer Electronics, Octel Communications and Informix Software through a successful turn-around is especially valuable in view of the Company’s needs to restore profitability and growth.

           Scott L. Kauffman has served as one of our directors since April 2011. Mr. Kauffman is the Chairman of several venture-backed Internet companies, including ChooseEnergy.com, ClipSync, Lela.com, Lotame, Ology.com and TuneUp Media. He is also the Presiding Director of MDC Partners and a member of the board of directors of Vindicia. From January 2009 to August 2010, Mr. Kauffman was President and Chief Executive Officer, and a member of the board, of GeekNet, Inc., a publicly-traded open source software application developer and e-commerce website operator. From May 2008 to December 2008, Mr. Kauffman was President and Chief Executive Officer, and a member of the board, of PopTok Ltd., a start-up that facilitates the personalizing and digitizing of TV, movie, and music video content for use in everyday conversations. From September 2006 until its acquisition by Yahoo! in October 2007, Mr. Kauffman was President and Chief Operating Officer, and a member of the board, of BlueLithium, Inc., an Internet advertising network and performance marketing company. Prior to joining BlueLithium, Mr. Kauffman was President and Chief Executive Officer, and a member of the board, of Zinio Systems, Inc., a provider of digital magazine service, from July 2004 until August 2006. From February 2003 to June 2004, he was President and Chief Executive Officer, and a member of the board, of MusicNow LLC, a digital music service. From April 2001 to February 2003 he was President and Chief Executive Officer of Coremetrics Inc., a web services provider of marketing analytics solutions, where he continued to serve as a member of the board until the company was acquired by IBM in July 2010. Mr. Kauffman has served in senior and executive management capacities with other digital entertainment, consumer marketing, media and technology companies, including CompuServe and Time Warner. Mr. Kauffman holds an AB in English from Vassar College and an MBA in marketing from New York University’s Stern School of Business. In 1996, Advertising Age named him one of twenty digital media masters, and in 1992, Advertising Age named him one of the top 100 marketers in the country. Mr. Kauffman brings extensive relevant industry experience to the board or directors.

Incumbent Directors Whose Terms Continue After the 2012 Annual meeting of stockholders

The following individuals are incumbent directors whose terms expire at the annual meeting of stockholders in 2013:

Anthony Castagna has served as one of our directors since March 1999. Dr. Castagna served as a non-executive director of Macquarie Technology Ventures Pty Limited, from 1997 to 2010, an Australian venture capital fund and wholly owned subsidiary of Macquarie Bank Limited, Australia's largest investment bank. He has also served as its independent advisor since 1997 to Macquarie Capital, Australia’s largest Investment Bank, and a wholly owned subsidiary of Macquarie Group Limited. He is also a non-executive director and Chairman of Nuix Pty Limited, and of early-stage private technology-based companies in Australia, Asia and the United States. Dr. Castagna served as a non-executive director of BT LookSmart, the joint venture between LookSmart and British Telecommunications, until December 2002. Dr. Castagna holds a Bachelor of Commerce from the University of Newcastle, Australia, and an M.B.A. and Ph.D. in finance from the University of New South Wales, Australia. As a director, Dr. Castagna relies on his extensive experience in technology focused venture capital in Australia, the United States, China, and Europe, and his 25 years of experience negotiating, structuring and developing international arrangements in information services and data analytics, medical devices and biotechnology, education services, application software, contract manufacturing, wireless technologies, online and ecommerce services, and e-discovery. Dr. Castagna's deep international financial background and eclectic interests and experience provide a valuable multi¬-disciplinary and multi-cultural perspective to the board of directors.

Mark Sanders was Chairman of the board from July 2008 to October 2009. He has served as one of our directors since January 2003 and our Lead Director from October 2007. Mr. Sanders served as Chairman of Pinnacle Systems, a supplier of video creation, storage, distribution and streaming solutions from July 2002 to March 2004. From August 2003 until July 2010, Mr. Sanders served on the board of directors of Bell Microproducts Inc., a computer storage and semiconductor company. Mr. Sanders also served as a Director of Pinnacle Systems from January 1990 to March 2004 and as its President and Chief Executive Officer from January 1990 to July 2002. Prior to that time, Mr. Sanders served in a variety of management positions, most recently as Vice President and General Manager of the Recording Systems Division of Ampex, Inc., a manufacturer of video broadcast equipment. Mr. Sanders holds a B.S. in Electrical Engineering from California Polytechnic University, Pomona and an M.B.A. from Golden Gate University. Mr. Sanders' extensive experience as a technology executive and demonstrated leadership skills in entrepreneurial environments position him to make effective contributions to the board of directors. Mr. Sanders has more than 30 years of successful senior management experience, most recently as Chief Executive Officer of Pinnacle Systems, and brings extensive boardroom experience, including chairman of several technology organizations, to the board of directors. This experience and his abilities as a consensus-builder are highly valued by the board of directors.

The following individual is an incumbent director whose term expires at the annual meeting of stockholders in 2014:

Timothy J. Wright has served as one of our directors since August 2005. Mr. Wright is a General Partner at GrandBanks Capital, an early stage venture capital firm based in Wellesley, Massachusetts. Mr. Wright currently serves on the boards of Achievers, Celtra, EachScape, Exit41, Nexage and Vivox. Mr. Wright has represented GrandBanks Capital on the board of directors of XKOTO, Inc., a provider of data virtualization solutions sold to Teradata in May 2010. Mr. Wright served as Chief Executive of the EMEA and Asia-Pacific operations of Geac Computer Corporation Limited and as its Chief Technology Officer from May 2004 to March 2006. He also served as Geac's Senior Vice President, Chief Technology Officer and Chief Information Officer from January 2003 to May 2004. Prior to joining Geac, Mr. Wright served for just over three years as Senior Vice President, Chief Technology Officer and Chief Information Officer at Terra Lycos, a provider of Internet access and content to users worldwide.-Prior to working at Terra Lycos, Mr. Wright spent seven years at The Learning Company, a provider of consumer educational and home productivity software, until it was acquired by Mattel, Inc. in 1999. Mr. Wright received a B.S. in Computer Science from City University in London. Mr. Wright's 25 years of technical experience, including building and running one of the world's largest collections of web properties for Terra Lycos, enables him to bring deep, relevant technical experience to the board of directors.

Board Committees and Meetings

In 2011, the board of directors held eight meetings. Each of the directors attended at least 75% or more of the aggregate of (i) the total number of meetings of the board of directors and (ii) the total number of meetings held by all committees of the board of directors on which the director served (during the periods that the director served). The Company has a policy of encouraging board members’ attendance at annual stockholder meetings. In 2011, three members of the board of directors attended the annual stockholder meeting, one of whom participated via telephone.

The board of directors has established three standing committees: the audit committee, the compensation committee and the nominating and governance committee.

Audit Committee. The audit committee oversees the accounting and financial reporting processes of the Company, as well as audits of the Company’s financial statements. The audit committee operates under a written charter adopted by the board of directors and has the authority to select, and is directly responsible for the selection of, the Company’s independent registered public accounting firm. The audit committee approves the nature and scope of services to be performed by the independent registered public accounting firm, reviews the range of fees for such services, confers with the independent registered public accounting firm, reviews the results of the annual audit and the Company’s annual and quarterly financial statements, reviews with management and the independent registered public accounting firm the Company’s accounting and financial controls, and reviews policies and practices regarding compliance with laws and the avoidance of conflicts of interest. Currently, the audit committee consists of directors Castagna (Chair), Sanders and Wright, all of whom are “independent” directors as defined in applicable NASDAQ listing standards and applicable rules and regulations of the Securities and Exchange Commission (“SEC”). Our board of directors has determined that each of the directors serving on our audit committee meets the requirements for financial literacy under applicable rules and regulations of the SEC and NASDAQ. Mr. Castagna is an “audit committee financial expert” within the meaning of applicable SEC rules and has the requisite financial sophistication as defined under the applicable rules and regulations of NASDAQ. In 2011, the audit committee held seven meetings. The charter of the audit committee is available for viewing and download at http://www.looksmart.com/corporate-governance/

Nominating and Governance Committee. The nominating and governance committee develops and implements policies and processes regarding corporate governance matters, assesses board membership needs and makes recommendations regarding potential director candidates to the board of directors. Currently, the nominating and governance committee is composed of directors Sanders (Chair) and Kauffman, both of whom are "independent" directors as defined in applicable NASDAQ listing standards and applicable rules and regulations of the SEC. In 2011, the nominating and governance committee held five meetings. The charter of the nominating and governance committee is available for viewing and download at http://www.looksmart.com/corporate-governance/ .

Compensation Committee. The compensation committee has the authority to review and approve compensation for the Chief Executive Officer and other key employees, including cash, bonus incentives, executive perquisites, employment contracts, retention bonuses, and all other forms of compensation. The compensation committee is also responsible for administering the Company’s equity incentive plans and has the authority to delegate this responsibility to the Chief Executive Officer. Currently, the compensation committee consists of directors Kauffman (Chair) and Wright, both of whom are “independent” directors as defined in applicable NASDAQ listing standards and applicable rules and regulations of the SEC. In 2011, the compensation committee held four meetings. The charter of the compensation committee is available for viewing and download at http://www.looksmart.com/corporate-governance / .

Nomination of Directors

The nominating and governance committee has in the past, and may in the future, used third party executive search firms to help identify prospective director nominees. In evaluating the suitability of each candidate, the nominating and governance committee will consider issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. While there are no specific minimum qualifications for director nominees, the ideal candidate should exhibit (i) independence, (ii) integrity, (iii) qualifications that will increase overall board effectiveness and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or expertise for audit committee members. The nominating and governance committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

LookSmart stockholders may recommend individuals to the nominating and governance committee for consideration as potential director candidates by submitting their names and appropriate background and biographical information to: LookSmart Nominating and Governance Committee, c/o Chief Financial Officer, 55 Second Street, San Francisco, CA 94105. The recommendation must include any relevant information, including the candidate's name, home and business contact information, detailed biographical data and qualifications, and information regarding any relationships between the candidate and the Company within the last three years. LookSmart stockholders also have the right to nominate director candidates without any action on the part of the nominating and governance committee or the board, by following the advance notice provisions of LookSmart's bylaws as described below under "Advance Notice Procedures for Stockholder Proposals". In fiscal 2011, the nominating and governance committee did not receive any director nominations from any stockholders.

Compensation of Directors

Members of the board of directors receive the following compensation: (i) new non-employee directors are granted an option to purchase 17,000 shares of common stock upon joining the board of directors, which vests monthly over 36 months, (ii) each year, non-employee directors are granted an option to purchase 9,000 shares of common stock, based upon the continued service of the director during the prior year, which vests immediately, (iii) $2,500 per quarter for members of the audit committee if the member attends at least 80% of the regularly scheduled meetings held by the committee during the quarter, (iv) $1,500 per quarter for members of the compensation committee if the member attends at least 80% of the regularly scheduled meetings held by the committee during the quarter, (v) $500 per quarter for members of the nominating and governance committee if the member attends at least 80% of the regularly scheduled meetings held by the committee during the quarter, (vi) $7,500 per quarter for members of the board of directors if the member attends at least 80% of the regularly scheduled meetings held by the board of directors during the quarter, (vii) $3,750 per quarter for the Chair of the audit committee, (viii) $2,250 per quarter for the Chair of the compensation committee, (ix) $1,250 per quarter for the Chair of the nominating and governance committee, (x) $7,500 per quarter for the Chair of the board and (xi) $3,750 per quarter for the Lead Independent Director. For all unvested options held by directors, vesting accelerates 100% in the event of involuntary termination of the director's membership on the board of directors within 12 months after a change of control of the Company. Directors are also given the option to elect to convert any or all of their cash fees into fully vested stock, with the conversion methodology being based on the fair market value of company stock on the date of grant, plus an additional 15% of that amount as "uplift". The 15% uplift is provided in consideration of each director's commitment to hold the stock for at least one year. For any quarter or year in which a director has not served as a board or committee member for the entire period, the compensation described above (except for the initial grant) is prorated for the period of time served. Directors received no other compensation for their service as directors in 2011, other than reimbursement of reasonable out-of-pocket expenses for attendance at board meetings. During 2011, Dr. Jean-Yves Dexmier is a named executive officer and his compensation for service as a director is fully reflected in the Summary Compensation Table under the Executive Compensation section of this document.

Name	Fees Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Anthony Castagna (4)	59,000	-	6,446	-	65,446
Teresa A. Dial (5)	-	-	44,446	-	44,446
Mark Sanders (6)	74,300	-	6,446	-	80,746
Timothy Wright (7)	59,300	-	6,446	-	65,746
Scott Kauffman (8)	56,800	-	16,936	-	73,736

(1)
In 2011, directors could elect to receive all or part of their cash fees in either fully vested stock options or fully vested stock. Directors who elected to take fully vested stock in lieu of cash were entitled to a 15% increase in the value of the stock received provided that the director agreed to hold the stock for a one year period. This column reflects only the amount a director received in cash. The value of stock or stock options received in lieu of cash is reflected in the Stock Awards and Option Awards columns.

(2)	These amounts reflect the dollar value of the fully vested stock recognized for financial statement reporting purposes in accordance with Accounting Standards Codification (“ASC”) 718.

(3)
These amounts reflect expense recognized by the Company in 2011 for a portion of the current and prior year option awards to each director. Reference is made to Note 11 to the Consolidated Financial Statements in our Form 10-K (as amended by our Form 10-K/A) for the year ended December 31, 2011, which identifies assumptions made in the valuation of option awards in accordance with ASC 718. All options granted to directors vest immediately and expire after seven years. No estimated forfeiture rate has been applied in valuing the option grants.

(4)
Mr. Castagna was entitled to receive $59,000 in fees for his membership on the board, his membership on and service as Chair of the audit committee, his memberships on the nominating and governance committee (January through June 2011) and the compensation committee (January through June 2011).  Mr. Castagna elected to receive all of his director compensation in cash. Mr. Castagna received 9,000 options in fiscal 2011 representing the annual grant. The grant date fair value of these options computed in accordance with ASC 718 was $6,446.

(5)
Ms. Dial passed away on February 28, 2012. Ms. Dial was entitled to receive $38,000 in fees for her membership on the board and her memberships on the compensation committee and nominating and governance committee.  Ms. Dial elected to receive all of her director compensation in the form of fully-vested nonqualified stock options as follows: On March 31, 2011, June 30, 2011, September 30, 2011 and December 30, 2011, Ms. Dial received 10,647, 11,875, 13,014 and 14,394 options, respectively, and all options were outstanding as of December 31, 2011. Ms. Dial received 9,000 options in fiscal 2011 representing the annual grant.  The aggregate grant date fair value of these options computed in accordance with ASC 718 was $44,446, which includes the options granted in lieu of director compensation.

(6)
Mr. Sanders was entitled to receive $74,300 in fees for his membership on and service as Lead Independent Director of the board, his membership on and service as Chair of the nominating and governance committee, and his memberships on the audit committee and compensation committee. Mr. Sanders elected to receive all of his director compensation in cash. Mr. Sanders received 9,000 options in fiscal 2011 representing the annual grant. The grant date fair value of these options computed in accordance with ASC 718 was $6,446.

(7)
Mr. Wright was entitled to receive $59,300 in fees for his membership on the board, his membership on and service as Chair of the compensation  committee (Chair from January through June 2011) and his membership on the audit committee and nominating  and governance  committee (January through June 2011). Mr. Wright elected to receive all his director compensation in cash. Mr. Wright received 9,000 options in fiscal 2011 representing the annual grant. The grant date fair value of these options computed in accordance with ASC 718 was $6,446.

(8)
Mr. Kauffman was entitled to receive $56,800 in fees for his membership on the board (April through December 2011), his membership on and service as Chair of the compensation committee (April through December 2011) and his membership on the nominating and governance committee (April through December 2011). Mr. Kauffman elected to receive all of his director compensation in cash. Mr. Kauffman received 17,000 shares of common stock upon joining the Board of Directors in 2011. The aggregate grant date fair value of these options computed in accordance with ASC 718 was $16,936.

Communications with the Board

The board of directors provides a process for LookSmart stockholders to send communications to the board of directors. Any stockholder who desires to contact the board of directors may do so by writing to: LookSmart Board of Directors, 55 Second Street, San Francisco, CA 94105. Communications received by mail will be forwarded to the chair of the board who will, in his discretion, forward such communications to other directors, members of LookSmart management or such other persons as he deems appropriate.

Code of Ethics

LookSmart has adopted a code of ethics (referred to as the LookSmart, Ltd. Code of Business Conduct and Ethics) applicable to all directors, officers and employees of the Company and has established a hotline available to all employees on a confidential basis. The LookSmart Code of Business Conduct and Ethics is publicly available at http://www.looksmart.com/corporate-governance.html#/corporate_governance . If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Information Regarding the Board of Directors and Corporate Governance

Board Independence

Four of the five members of LookSmart’s board of directors are “independent” (Anthony Castagna, Scott Kauffman, Mark Sanders, and Timothy J. Wright), as defined in applicable NASDAQ listing standards.

Board Leadership Structure

The Company’s Board of Directors is currently chaired by the Chief Executive Officer of the Company, Dr. Dexmier, and its lead  independent director is Mark Sanders.

Dr. Dexmier was appointed Executive Chairman at the end of October 2009 and accepted the temporary role as Chief Executive Officer in mid-December 2009 when the then Chief Executive Officer left the Company. The Company believes that this combined role of Chief Executive Officer and Board Chair helps to ensure that the Board and management act with a common purpose on the Company’s current remediation plan. In the Company’s view, separating the positions of Chief Executive Officer and Board Chair at this time has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken the Company’s ability to develop and implement its strategy. Instead, the Company believes that combining the positions of Chief Executive Officer and Board Chair provides a single, clear chain of command to execute the Company’s strategic initiatives and business plans. In addition, the Company believes that a combined Chief Executive Officer/Board Chair is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. The Company also believes that it is advantageous to have a Board Chair with day-to-day knowledge of the Company’s operations (as is the case with the Company’s Chief Executive Officer) as compared to an independent Board Chair that lacks this information.

Mr. Sanders was appointed to the board in January 2003 and was the lead independent director from October 2007 to July 2008, and again starting April 2010. The position of lead independent director has been structured to serve as an effective balance to a combined Chief Executive Officer/Board Chair. The lead independent director is empowered to, among other duties and responsibilities, approve agendas and meeting schedules for regular Board meetings, preside over Board meetings in the absence of the Chair, preside over and establish the agendas for meetings of the independent directors, act as liaison between the Chair and the independent directors, approve information sent to the Board, preside over any portions of Board meetings at which the evaluation or compensation of the Chief Executive Officer is presented or discussed and, as appropriate upon request, act as a liaison to stockholders. In addition, it is the responsibility of the lead independent director to coordinate between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues. As a result, the Company believes that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, the Company believes that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the Board Chair, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors. In light of the Chief Executive Officer’s history and knowledge of the Company, and because the Board’s lead independent director is empowered to play a significant role in the Board’s leadership and in reinforcing the independence of the Board, the Company believes that it is currently advantageous for the Company to combine the positions of Chief Executive Officer and Board Chair.

Role of the Board in Risk Oversight

One of the board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our nominating and governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Both the Board as a whole and the various standing committees receive incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

PROPOSAL TWO - APPROVAL OF A SERIES OF AMENDMENTS TO OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK, AT THE DISCRETION OF OUR BOARD OF DIRECTORS, WHEREBY EACH OUTSTANDING THREE, FIVE OR SEVEN SHARES OF OUR COMMON STOCK WOULD BE COMBINED INTO AND BECOME ONE SHARE OF OUR COMMON STOCK, WITH THE EFFECTIVENESS OF ONE OF SUCH AMENDMENTS AND THE ABANDONMENT OF THE OTHER AMENDMENTS OR THE ABANDONMENT OF ALL AMENDMENTS, TO BE DETERMINED BY THE BOARD OF DIRECTORS IN ITS DISCRETION, AS PERMITTED UNDER SECTION 242(C) OF THE DELAWARE GENERAL CORPORATION LAW.

General

The board of directors has unanimously adopted a resolution approving, subject to approval by our stockholders, a series of amendments to our Restated Certificate of Incorporation to effect a reverse stock split of our common stock, at the discretion of our board of directors, whereby each outstanding three, five or seven shares of our common stock would be combined into and become one share of our common stock (the “Proposed Amendments”). The effectiveness of one of the Proposed Amendments and the abandonment of the other Proposed Amendments, or the abandonment of all of the Proposed Amendments, will be determined by the board of directors in its discretion following the annual meeting of stockholders. If the Proposed Amendments are approved by stockholders and the board of directors determines to effect a reverse stock split by filing one of the Proposed Amendments with the Secretary of State of the State of Delaware, all other Proposed Amendments will be abandoned. Approval of the Proposed Amendments will authorize the board of directors in its discretion to effect a reverse stock split prior to our 2013 annual meeting of stockholders in any of the following ratios: 1:3, 1:5 or 1:7, or to not effect any reverse stock split. The actual timing for implementation, if any, of the reverse stock split will be determined by the board. We currently anticipate that if the reverse stock split is approved by stockholders, such reverse stock split would be implemented as soon as practicable after the annual meeting of stockholders, subject to our board’s final determination of the split ratio. If the reverse stock split is not implemented before our 2013 annual meeting of stockholders, the Proposed Amendments will be deemed abandoned, without  any further effect. In that case, the board of directors may again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable.

Purpose of the Reverse Stock Split

The principal reason for the reverse stock split is to increase the per share trading price of our common stock which could help to ensure a share price high enough to satisfy the $1.00 per share minimum bid price requirement for continued listing on the NASDAQ Global Market, although there can be no assurance that the trading price of our common stock would be maintained at such level or that we will be able to maintain the listing of our common stock on the NASDAQ Global Market. If stockholders do not approve the reverse stock split or if the board of directors decides not to effect the reverse stock split, and the trading price of our common does not otherwise increase to and remain greater than $1.00 per share, we believe it is likely that our common stock will be delisted from the NASDAQ Global Market as described below.

Our common stock currently trades on the NASDAQ Global Market. In order to continue trading on the NASDAQ Global Market, we must satisfy the continued listing requirements for that market. The NASDAQ Global Market requires a minimum bid price of $1.00 per share for continued listing. On May 24, 2012, the closing price per share for our common stock as reported on the NASDAQ Global Market was $0.80, and our common stock has closed below $1.00 per share for the 20 trading days prior to and including May 24, 2012.  Accordingly, we are at risk of non-compliance with the minimum bid price rule. If the price at which our shares of common stock trades below $1.00 for 30 consecutive trading days, we will become non-compliant with the minimum bid price rule and receive a notice from the NASDAQ staff to that affect (the “Non-Compliance Date”). We may regain compliance if, at any time within 180 days after the Non-Compliance Date (“Compliance Deadline”) the bid price of our common stock closes at $1.00 per share or more for a minimum of 10 consecutive trading days, although the NASDAQ Stock Market may, in its discretion, require that we maintain a bid price of at least $1.00 per share for a period in excess of 10 consecutive business days (but generally no more than 20 consecutive business days) before determining that we have demonstrated the ability to maintain long-term compliance. If we cannot demonstrate compliance with the minimum bid price rule by the Compliance Deadline, the NASDAQ staff will provide written notification that our common stock will be delisted, and at that time we may appeal the staff’s determination to a Listing Qualifications Panel. Alternatively, we may apply to transfer our common stock to the NASDAQ Capital Market if we continue to satisfy the requirements for initial inclusion on the NASDAQ Capital Market, other than the minimum bid price requirement, and, if the application is approved, we will be afforded the remainder of the NASDAQ Capital Market’s additional 180-day compliance period to regain compliance with the $1.00 per share minimum bid price rule while on the NASDAQ Capital Market. If we receive written notification that our common stock will be delisted after the additional 180-day compliance period, and at such time the reverse stock split has not been effected, we will seek to appeal the staff’s determination to a Listing Qualifications Panel. If such an appeal is granted, the delisting of our common stock from The NASDAQ Global Market will be stayed pending a determination by such Listing Qualifications Panel.

The board of directors believes that the delisting of our common stock from the NASDAQ Global Market, even if it were listed and traded on the NASDAQ Capital Market, would likely result in decreased liquidity. As a result of the loss of these market efficiencies associated with the NASDAQ Global Market, the board of directors believes that the listing of our common stock on the NASDAQ Capital Market would likely result in decreased liquidity, thereby increasing the volatility of the trading price of our common stock, a loss of current or future coverage by certain analysts and a diminution of institutional investor interest. The board also believes that such delisting could also cause a loss of confidence of corporate partners, customers and our employees, which could harm our business and future prospects.

If our common stock were delisted from the NASDAQ Global Market and we were unable to obtain or maintain listing on the NASDAQ Capital Market, our common stock would likely still qualify to trade on the OTC Bulletin Board (the “OTCBB”) or in the “pink sheets” maintained by the National Quotation Bureau, Inc. The board believes that in this event, stockholders would likely find it more difficult to obtain accurate quotations as to the price of our common stock, the liquidity of our stock would likely be further reduced, making it difficult for stockholders to buy or sell our stock at competitive market prices or at all, and support from institutional investors and/or market makers that currently buy and sell our stock would likely decline further, possibly resulting in a further decrease in the trading price of our common stock. Furthermore, companies trading on the OTCBB or in the pink sheets are not be able to avail themselves of federal preemption of state securities laws, also called “blue sky” laws, and the sale of such companies’ securities must generally be registered or exempt in each applicable state.

In evaluating whether or not to authorize the reverse stock split, in addition to the considerations described above, the board of directors also took into account various negative factors associated with a reverse stock split. These factors include: the negative perception of reverse stock splits held by some investors, analysts and other stock market participants; the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels; the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and the costs associated with implementing a reverse stock split.

The board of directors considered these factors, and the potential harm of being delisted from the NASDAQ Global Market. The board determined that continued listing on the NASDAQ Global Market is in the best interest of LookSmart and its stockholders, and that a reverse stock split is necessary to attempt to maintain the listing of our common stock on the NASDAQ Global Market. The board believes that stockholder approval of the Proposed Amendments which authorizes the board to effect a reverse stock split at one of three split ratios (1:3, 1:5 or 1:7), as opposed to approval of a reverse stock at a single specified split ratio, provides the board with increased flexibility to achieve the principal purpose of the reverse stock split as described above while also seeking to minimize, to the extent consistent with this purpose, the possible decreased liquidity which may result from a reduction in the number of outstanding shares. In determining the reverse split ratio, the board will consider numerous factors, including the historical and projected performance of our common stock, our projected performance, prevailing market and industry conditions and general economic trends, and will place emphasis on the expected closing price of our common stock over the short and longer period following the effectiveness of the reverse stock split with a view to enabling us to meet, for the foreseeable future, the NASDAQ Global Market’s minimum bid price requirement for continued listing. As noted above, even if stockholders approve the reverse stock split, we reserve the right not to effect the reverse stock split if our board of directors does not deem it to be in the best interests of LookSmart and its stockholders.

In addition, in determining to authorize the reverse split, the board considered that a sustained higher per share price of our common stock, which may result from the reverse stock split, might heighten the interest of the financial community in us and potentially broaden the pool of investors that may consider investing in us, possibly increasing the trading volume and liquidity of our common stock or helping to mitigate any decrease in such trading volume and liquidity which might result from the reverse stock split. As a matter of policy, many institutional investors are prohibited from purchasing stocks below certain minimum price levels. For the same reason, brokers often discourage their customers from purchasing such stocks. The board believes that, to the extent that the price per share of our common stock remains at a higher per share price as a result of the reverse stock split, some of these concerns may be ameliorated. However, as noted above, there can be no assurance that the price of our common stock would remain above $1.00 per share following the reverse stock split.

The board of directors also believes that a higher per share market price for our common stock may help us attract and retain employees. Our board believes that some potential employees are less likely to work for a company with a low stock price, especially below $1.00 per share, regardless of the company’s market capitalization. However, again, there can be no assurance as to the market prices for our common stock following the reverse stock split or that increased market prices for our common stock will in fact enhance our ability to attract and retain employees.

There also can be no assurance that, after the reverse stock split, we would be able to maintain the listing of our common stock on the NASDAQ Global Market, or obtain or maintain the listing of our common stock on the NASDAQ Capital Market if we were unable to maintain our listing on the NASDAQ Global Market. The NASDAQ Global Market maintains several other continued listing requirements currently applicable to the listing of our common stock, including a minimum stockholders’ equity of $10 million, a minimum of 750,000 publicly held shares, a minimum market value of publicly held shares of $5 million, a minimum of 400 stockholders, a minimum of two market makers and compliance with NASDAQ’s corporate governance rules. The NASDAQ Capital Market also maintains initial listing requirements, as well as listing requirements, in addition to the minimum $1.00 per share bid price, for continued listing. While the Company is currently in compliance with these requirements of the NASDAQ Global Market and would currently be in compliance with the analogous non-bid price requirements of the NASDAQ Capital Market, we cannot assure you that we will be able to maintain compliance with all of these requirements or the minimum bid price requirement.

Stockholders should recognize that if a reverse split is effected, they will own a smaller number of shares than they currently own (approximately equal to the number of shares owned immediately prior to the reverse stock split divided by three, five or seven, depending on which split ratio is implemented and after giving effect to the cash payments in lieu of fractional shares described above). While we expect that the reverse split will result in an increase in the market price of our common stock, the reverse split may not increase the market price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding or result in a permanent increase in the market price (which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding).

If a reverse stock split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, the reverse split will likely increase the number of our stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as potentially greater difficulty in effecting such sales. Accordingly, a reverse stock split may not achieve the desired results that have been outlined above.

Principal Effects of the Reverse Stock Split

Number of Shares of Common Stock and Corporate Matters

The reverse stock split would have the following effects on our common stock and securities convertible into or exercisable for shares of our common stock:

•
each three, five or seven shares of our common stock, depending on the reverse split ratio determined by our board of directors, owned by a stockholder immediately prior to the reverse split would become one share of common stock after the reverse split;

•
the number of shares of our common stock issued and outstanding would be reduced from approximately 17.3 million shares to approximately 5.8 million, 3.5 million or 2.5 million shares, depending on whether the split ratio determined by the board of directors is 1:3, 1:5 or 1:7, respectively;

•
the number of record holders of our common stock would be reduced from approximately 4,758 stockholders as of the Record Date to 4,420, 4,225 or 4,000, depending on whether the split ratio determined by the board of directors is 1:3, 1:5 or 1:7, respectively;

•
all outstanding but unexercised options entitling the holders thereof to purchase shares of our common stock will enable such holders to purchase, upon exercise of their options, one-third, one-fifth or one-seventh (depending on whether the split ratio determined by the board of directors is 1:3, 1:5 or 1:7, respectively) of the number of shares of our common stock that such holders would have been able to purchase upon exercise of their options immediately preceding the reverse stock split, with any fractional interests resulting from the reverse stock split rounded to the next whole share (with a fractional interest of up to 0.49 being rounded down and a fractional interest of 0.5 or above being rounded up), at an exercise price equal to three, five or seven times, respectively, the exercise price specified before the reverse stock split rounded to the nearest cent (with a fractional interest of up to $0.0049 being rounded down and a fractional interest of $0.005 or above being rounded up), resulting in approximately the same aggregate exercise price being required to be paid upon exercise thereof immediately preceding the reverse stock split;

•
the number of shares of common stock reserved for issuance (including the maximum number of shares that may be subject to options) under our 2007 Stock Plan and 2009 Employee Stock Purchase Plan (collectively, the “Plans”) will be reduced to one-third, one-fifth or one-seventh (depending on whether the split ratio determined by the board of directors is 1:3, 1:5 or 1:7, respectively) of the number of shares currently included in such plans with any fractional interests resulting from the reverse stock split rounded to the next whole share (with a fractional interest of up to 0.49 being rounded down and a fractional interest of 0.5 or above being rounded up);

Upon effectiveness of the reverse stock split, the number of authorized shares of our common stock that are not issued and outstanding would increase from approximately 62.7 million shares to approximately 74.2million, 76.5 million or 77.5 million shares, depending on whether the split ratio determined by the board of directors is 1:3, 1:5 or 1:7, respectively. We will continue to have a total of 80 million authorized shares of Common Stock and 5 million authorized but unissued shares of Preferred Stock.

As a summary and for illustrative purposes only, the following table shows approximately the effect on our common stock of the three potential reverse stock splits, based on 17,293,237 shares of common stock issued and outstanding as of the close of business on May 16, 2012 and assuming the reverse stock split became effective at the close of business on May 16, 2012:

	Prior to Reverse	After Reverse Stock Split
	Stock Split	1-for-3	1-for-5	1-for-7
Authorized	80,000,000	80,000,000	80,000,000	80,000,000
Issued and outstanding common stock	17,293,237	5,764,412	3,458,647	2,470,462
Available for future issuance	62,706,763	74,235,588	76,541,353	77,529,538

After completion of the reverse stock split (assuming the reverse stock became effective at the close of business on the Record Date), we would have approximately 74.2 million, 76.5 million or 77.5 million shares of authorized but unissued shares of common stock, of which an aggregate of approximately 0.8 million, 0.5 million or 0.3 million, would be reserved for issuance pursuant to the Plans, depending on whether the split ratio determined by the board of directors was 1:3, 1:5 or 1:7, respectively. Our board of directors believes that maintaining the same number of authorized shares of common and preferred stock, and thereby increasing the number of shares of common stock available for future issuance, will provide us with the certainty and flexibility to undertake various types of transactions, including financings, acquisitions of companies or assets, strategic transactions including a sale of all or a portion of the Company, increases in the shares reserved for issuance pursuant to stock incentive plans, sales of stock or securities convertible into common stock, or other corporate transactions not yet determined. Certain kinds of these transactions may have anti-takeover affects as described in more detail below, and certain kinds of these transactions may require stockholder approval under Delaware law or applicable NASDAQ rules, but the board believes that this certainty and flexibility is helpful to the Company and in the stockholders’ interests. We currently have no plan, arrangement or agreement to issue shares of our common stock for any purpose, except for the issuance of shares of common stock pursuant to our stock option and employee stock purchase plans. If we issue additional shares, the ownership interests of holders of our common stock may be diluted.

The reverse stock split will affect all of our stockholders uniformly and will not change the proportionate equity interests of our stockholders, nor will the respective voting rights and other rights of stockholders be altered, except for possible changes due to the treatment of fractional shares resulting from the reverse split. As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Common stock issued and outstanding pursuant to the reverse stock split will remain fully paid and non-assessable. So long as there are more than 300 stockholders of record, we will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended. However, due to the magnitude of the reverse stock split, it may also have the effect of increasing the possibility of terminating these reporting requirements if the number of record holders of our common stock substantially decreases thereafter.

Cash Payment in Lieu of Fractional Shares

We will not issue fractional certificates for post-reverse stock split shares in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold of record immediately prior to the effective time of the reverse stock split a number of shares not evenly divisible by three, five or seven (depending on whether the split ratio determined by the board of directors is 1:3, 1:5 or 1:7, respectively), will be entitled, upon surrender to the exchange agent of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices (as adjusted to reflect the reverse stock split) of our common stock, as reported in The Wall Street Journal, during the 10 consecutive trading days ending on the trading day immediately prior to the date on which the reverse stock split becomes effective as described below in the first paragraph under “Procedure for Effecting Reverse Stock Split and Exchange of Certificates.” If such price is not available, the fractional share payment will be based on the average of the last bid and ask prices of our common stock on such days (as adjusted to reflect the reverse stock split) or other price determined by the board of directors. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Accounting Matters

The reverse stock split will not affect the total amount of stockholders’ equity on our balance sheet. However, because the par value of our common stock will remain unchanged, the components that make up total stockholders’ equity will change by offsetting amounts. As a result of the reverse stock split, the stated capital component will be reduced to an amount approximately equal to one-third, one-fifth or one-seventh of its present amount (depending on whether the split ratio determined by the board of directors is 1:3, 1:5 or 1:7, respectively), after giving effect to the cash payments in lieu of fractional shares described above, and the additional paid-in capital component will be increased by the amount by which the stated capital is reduced. The per share net loss and net book value per share of our common stock will be increased as a result of the reverse stock split because there will be fewer shares of our common stock outstanding. All historic share and per share amounts in our financial statements and related footnotes will be adjusted accordingly for the reverse stock split.

Potential Anti-Takeover Effects

If the Proposed Amendments are approved by our stockholders and the reverse stock split is implemented, the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover affect. These authorized but unissued shares could be used by the Company to oppose a hostile takeover attempt or to delay or prevent a change of control or changes in or removal of our board of directors, including a transaction that may be favored by a majority of our stockholders or in which our stockholders might receive a premium for their shares over then-current market prices or benefit in some other manner. For example, without further stockholder approval, our board of directors could issue and sell shares thereby diluting the stock ownership of a person seeking to effect a change in the composition of our board of directors or to propose or complete a tender offer or business combination involving us and potentially strategically placing shares with purchasers who would oppose such a change in our board or such a transaction. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, the reverse stock split is not being proposed in response to any effort of which we are aware to accumulate the shares of our common stock or obtain control of us, nor is it part of a plan by our management to recommend a series of similar amendments to our board of directors and stockholders.

Further, our certificate of incorporation and bylaws contain provisions that may make it difficult for others to acquire, or may discourage others from attempting to acquire, control of LookSmart. These provisions could also limit the price that investors might be willing to pay in the future for shares of LookSmart’s common stock. For example, our certificate of incorporation and bylaws:

•
Provide that our board of directors is divided into three classes of directors with each class serving a staggered three-year term. The classification of the board of directors increases the difficulty of replacing a majority of the directors and may maintain the incumbency of the board of directors.

•	Do not provide for cumulative voting in the election of directors, which also increases the difficulty of electing alternative directors or replacing existing directors.

•
Allow LookSmart to issue preferred stock, subject to any limitations prescribed by law or applicable NASDAQ rules, without any vote or further action by stockholders, and to set the rights and preferences of such stock, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as determined by the board of directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future.

•	Eliminate the right of stockholders to call a special meeting of stockholders or to act by written consent without a meeting.

In addition, LookSmart must comply with Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder, unless: prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Our board of directors does not intend to use the reverse stock split as a part of or first step in a “going private” transaction pursuant to Rule 13e-3 under the Securities Exchange Act of 1934, as amended.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If our stockholders approve the Proposed Amendments and the board of directors determines that a reverse stock split continues to be in the best interests of the Company and its stockholders, the board will determine the split ratio (1:3, 1:5 or 1:7) to be implemented, and we will file the Proposed Amendment reflecting that ratio with the Secretary of State of the State of Delaware.

The reverse stock split will become effective as of 5:00 p.m. eastern time on the date of such filing, which time on such date will be referred to as the “effective time.” Except as described above  under “Cash Payment in Lieu of Fractional Shares,” at the effective time, each three, five or seven shares (depending on whether the split ratio determined by the board of directors is 1:3, 1:5 or 1:7, respectively) of common stock issued and outstanding immediately prior to the effective time will, automatically and without any further action on the part of our stockholders, be combined into and become one share of common stock, and each certificate which, immediately prior to the effective time represented pre-reverse stock split shares, will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.

Our transfer agent, Computershare Services, will act as exchange agent for purposes of implementing the exchange of stock certificates, and is referred to as the “exchange agent.” As soon as practicable after the effective time, a letter of transmittal will be sent to stockholders of record as of the effective time for purposes of surrendering to the exchange agent certificates representing pre-reverse stock split shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. From and after the effective time, any certificates formerly representing pre-reverse stock split shares which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing post-reverse stock split shares. Stockholders who do not have stock certificates for surrender and exchange will have their accounts automatically adjusted in order to reflect the number of shares of common stock they hold as a consequence of the reverse stock split. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Even if the stockholders approve a reverse stock split, the Company reserves the right not to effect the reverse stock split if in the opinion of the board of directors it would not be in the best interests of the Company and its stockholders.

No Appraisal Rights

Under the Delaware General Corporation Law, stockholders will not be entitled to exercise appraisal rights in connection with the reverse stock split, and the Company will not independently provide stockholders with any such right.

Certain United States Federal Income Tax Consequences

The following is a summary of certain United States federal income tax consequences of the reverse stock split generally applicable to beneficial holders of shares of our common stock. This summary addresses only such stockholders who hold their pre-reverse stock split shares as capital assets and will hold the post-reverse stock split shares as capital assets. This discussion does not address all United States federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign stockholders. The following summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder should consult its tax advisor as to the particular facts and circumstances which may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the reverse stock split.

Exchange Pursuant to Reverse Stock Split

No gain or loss will be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split, except to the extent of cash, if any, received in lieu of fractional shares. See “Cash in Lieu of Fractional Shares” below. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split, including any fractional share deemed to have been received, will be equal to the aggregate tax basis of the pre-reverse stock split shares exchanged therefor, and the holding period of the post-reverse stock split shares will include the holding period of the pre-reverse stock split shares.

Cash in Lieu of Fractional Shares

A holder of pre-reverse stock split shares that receives cash in lieu of a fractional share of post-reverse stock split shares should generally be treated as having received such fractional share pursuant to the reverse stock split and then as having exchanged such fractional share for cash in a redemption by the Company. The amount of any gain or loss should be equal to the difference between the ratable portion of the tax basis of the pre-reverse stock split shares exchanged in the reverse stock split that is allocated to such fractional share and the cash received in lieu thereof. In general, any such gain or loss will constitute long-term capital gain or loss if the holder’s holding period for such pre-reverse stock split shares exceeds one year at the time of the reverse stock split. Deductibility of capital losses by holders is subject to limitations.

Recommendation of the Board of Directors

The board of directors unanimously recommends that you vote FOR Proposal 2.

PROPOSAL THREE — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has re-appointed Moss Adams LLP as the independent registered public accounting firm of LookSmart for fiscal year 2012.  Stockholder ratification of the selection of Moss Adams LLP as LookSmart’s independent registered public accounting firm is not required by LookSmart’s bylaws, Delaware corporate law or otherwise. The board of directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the selection of Moss Adams LLP as LookSmart’s independent registered public accounting firm, the audit committee of the board of directors will consider whether to retain that firm for the year ending December 31, 2012 and will consider the appointment of other independent registered public accounting firms. Moss Adams LLP audited the financial statements of LookSmart and its subsidiaries for the fiscal year ended December 31, 2011. Representatives of Moss Adams LLP are expected to be present at the annual meeting of stockholders, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

Recommendation of the Board of Directors

The board of directors unanimously recommends that you vote FOR ratification of the appointment of Moss Adams LLP as the independent registered public accounting firm of LookSmart.

Fees Incurred by LookSmart for Independent Registered Accounting Firm

The following table presents fees and expenses rendered by our principal accountants, Moss Adams LLP (“Moss Adams”) for fiscal years 2011 and 2010.

Fee Category	2011	2010
Audit Fees	$316,303	$360,575
Audit-Related Fees	---	---
Tax Fees	---	---
All Other Fees	21,469	---
Total All Fees	$337,772	$360,575

Audit Fees represent fees for professional services provided in connection with the audit of our financial statements and the review of our quarterly financial statements. All Other Fees consist of fees for the audit of our 401(k) plan and tax advice related to our Canadian subsidiary. Our audit committee considered whether the provision of non-audit services was compatible with maintaining the independence of external public accounting firm and has concluded that it was.

Policy on Pre-Approval by Audit Committee of Services Performed by Independent Registered Public Accounting Firms

The policy of the audit committee is to pre-approve all audit and permissible non-audit services to be performed by the independent public accounting firm during the fiscal year. The audit committee pre-approves services by authorizing specific projects within the categories outlined above. The audit committee’s charter delegates to its Chair the authority to address any requests for pre-approval of services between audit committee meetings, and the Chair must report any pre-approval decisions to the audit committee at its next scheduled meeting. All of the services related to the fees described above were approved by the audit committee pursuant to the pre-approval provisions set forth in the applicable SEC rules and the audit committee’s charter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the Company’s knowledge, the following table sets forth the number of shares of LookSmart common stock beneficially owned as of May 16, 2012, by

●	each beneficial owner of 5% or more of the Company’s outstanding common stock,

●	each of LookSmart’s directors and nominees for director,

●	each of the named executive officers, and

●	all of LookSmart’s directors and executive officers as a group.

Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to the stock issued. Shares beneficially owned include securities issuable upon exercise stock options exercisable within 60 days of May 16, 2012. Percentage ownership is based on 17,293,237 shares of common stock outstanding as of May 16, 2012 and is computed in accordance with SEC requirements. Unless otherwise indicated below, the address of the persons listed is c/o LookSmart, Ltd., 55 Second Street, San Francisco, CA 94105.

Name and Address of Beneficial Owner	Shares Beneficially Owned (1)	Percent Beneficially Owned
Mercury Fund VII, Ltd., Mercury Fund VIII, Ltd.,	1,693,119	9.8%
Mercury Ventures II, Ltd.,
Mercury Management, L.L.C., and Kevin C. Howe (2)
Platinum Partners Value Arbitrage Fund L.P (3)	1,653,000	9.6%
152 West 57th Street, 4th Floor
New York, NY 10019
Kennedy Capital Management, Inc. (4)	1,229,220	7.1%
10829 Olive Blvd.
St. Louis. MO 63141
Renaissance Technologies LLC (5)	971,500	5.6%
800 Third Avenue
New York, NY 10022
Dimensional Fund Advisors LP (6)	950,998	5.5%
Palisades West, Building One
6300 Bee Cave Road, Austin TX 78746
Snowy August Management, LLC and Michael Onghai (7)	938,312	5.4%
122 West 26th Street, 5th Floor
New York, New York 10001
Anthony Castagna	259,785	1.5%
Timothy J. Wright (8)	257,596	1.5%
Jean-Yves Dexmier	203,500	1.2%
Mark Sanders	151,863	0.9%
Scott Kauffman	107,083	0.6%
William O'Kelly	63,750	0.4%
All directors and executive officers as a group (9)	1,043,577	6.0%

(1)
Includes shares that may be acquired by the exercise of stock options granted under the Company's stock option plans within 60 days after May 16, 2012. The number of shares subject to stock options exercisable within 60 days after May 16, 2012, for each of the named executive officers and directors is shown below:

Anthony Castagna	259,785
Jean-Yves Dexmier	203,500
Timothy J. Wright	158,202
Mark Sanders	151,863
William O'Kelly	63,750
Scott Kauffman	7,083

(2)
This information is based solely on information as of December 31, 2009, as set forth in Schedule 13G/A, filed on February 9, 2010, the following related parties. Mercury Fund VII, Ltd. has sole voting and dispositive power with respect to 395,119 shares, Mercury Fund VIII, Ltd. has sole voting and dispositive power with respect to 1,298,000 shares, Mercury Ventures II, Ltd. has sole voting and dispositive power with respect to 1,693,119 shares, Mercury Management, L.L.C. has sole voting and dispositive power with respect to 1,693,119 shares and Kevin C. Howe has sole voting and dispositive power with respect to 1,693,119 shares. Mr. Howe exercises voting and disposition power over such shares on behalf of Mercury Management, the General Partner of Mercury Ventures II. Mercury Ventures II is the General Partner of Mercury VII and Mercury VIII.

(3)
This information is based on information as of January 18, 2012, as set forth in Schedule 13G, filed on March 15, 2012, by Platinum Partners Value Arbitrage Fund L.P. and updated as necessary. Platinum Partners Value Arbitrage Fund L.P. has sole voting power and sole dispositive power with respect to all the shares.

(4)
This information is based solely on information as of December 31, 2011, as set forth in Schedule 13G/A, filed on February 14, 2012 by Kennedy Capital Management, Inc. and updated as necessary. The reporting person has sole voting power with respect to 1,387,552 shares and sole dispositive power with respect to all the shares.

(5)
This information is based on information as of December 30, 2011, as set forth in Schedule 13G/A, filed on February 13, 2012, by Renaissance Technologies LLC and Renaissance  Technologies Holdings Corporation and updated as necessary. Renaissance  Technologies LLC and Renaissance Technologies Holdings Corporation each have sole voting power and sole dispositive power with respect to all the shares because Renaissance Technologies Holdings Corporation has majority ownership of Renaissance Technologies LLC.

(6)
This information is based on information as of December 31, 2011, as set forth in Schedule 13G/A, filed on February 14, 2011, by Dimensional Fund Advisors LP (“Dimensional”) and updated as necessary. Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and has sole voting power with respect to 938,353 shares and sole dispositive power with respect to all the shares. Dimensional notes that while for purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Dimensional may be deemed to be a beneficial owner of such securities, neither Dimensional nor its subsidiaries possess voting and /or investment power over such securities in their role as investment advisor, sub-advisor and /or manager, and Dimensional disclaims beneficial ownership of such securities.

(7)
This information is based solely on information as of April 16, 2012, as set forth in Schedule 13G/A, filed on April 17, 2012, by Snowy August Management LLC and Michael Onghai. Snowy August Management LLC has sole voting power with respect to 938,312 shares and sole dispositive power with respect to all the shares.

(8)	Of the total shares beneficially owned by Mr. Wright, 4,000 shares are held indirectly by his trust.

(9)	Please see note (1) above. Also includes a total of 29,750 shares issuable upon the exercise of options exercisable within 60 days of May 16, 2012 for Jean –Yves Dexmier and William O’Kelly.

EXECUTIVE COMPENSATION

Executive Officers

Our executive officers, and their respective ages as of April 30, 2012, are as follows. Each executive officer is appointed by the board of directors until his or her successor is duly appointed or until his or her resignation or removal.

Name	Age	Position
Jean-Yves Dexmier	60	Executive Chairman and Chief Executive Officer
William O’Kelly	57	Senior Vice President Operations and Chief Financial Officer

Jean-Yves Dexmier Biographical information with regard to Dr. Dexmier is provided above.

William O’Kelly joined LookSmart as Senior Vice President, Operations and Chief Financial Officer in January 2011, after serving as a consultant to the company since November 2010. From April 2006 to March 2010, Mr. O’Kelly served as Chief Financial Officer and Chief Operating Officer at Senetek PLC, a publicly traded life sciences and consumer products company. From March 2005 to April 2006, he served as a financial consultant to Netopia (a Motorola company). Prior to that, he served as Chief Financial Officer at Agentis Software, Vice President and Treasurer at Informix Software, Chief Financial Officer at Chemical Supplier Technology and Corporate Controller at Air Liquide America. Mr. O’Kelly began his career as a CPA with Ernst & Young. Mr. O’Kelly holds a Bachelor of Science in Accounting from the University of Florida.

Summary Compensation Table

The following table provides certain summary information concerning the compensation earned for all services rendered in all capacities to the Company and its subsidiaries for the 2011 fiscal year, by the Company’s Chief Executive Officer, Chief Financial Officer and Former Chief Financial Officer. The persons listed in the table below are referred to throughout this proxy statement as the “named executive officers.”

2011 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Option Award ($) (3)	All Other Compensation ($) (4)	Total ($)
Jean-Yves Dexmier (5)	2011	-	-	6,446	492,000	498,446
Executive Chairman and Chief Executive Officer	2010	-	-	239,073	486,000	725,073
William O'Kelly (6)	2011	239,538	11,717	161,748	9,000	422,003
Senior Vice President Operations and Chief Financial Officer	2010	-	-	-	32,000	32,000
Steve Markowski (7)	2011	17,700	-	-	309,375	327,075
Former Chief Financial Officer	2010	257,881	48,269	73,351	3,439	382,940

(1)	Includes amounts earned but deferred at the election of the executive officer under the Company's 401(k) Plan established under Section 401(k) of the Internal Revenue Code.

(2)	Includes discretionary bonuses and bonuses paid under Company’s 2011 Profit Sharing Plan.

(3)
The dollar value of the option award recognized for financial statement reporting purposes under the guidance of Financial Accounting Standards Board ("FASB") ASC Topic 718, Stock Compensation (formerly, FASB Statement 123R) ("ASC 718") is reflected in the "Option Awards" column. Refer to Note 11 to the Consolidated Financial Statements in our Form 10-K (as amended by our Form 10-K/A) for the year ended December 31, 2011, which identifies assumptions  made in the valuation of option awards in accordance with ASC 718.

(4)
Amounts include employer contributions credited under the Company's 401(k) Plan which is open to all Company employees. Under the 401(k) Plan, the Company makes matching contributions based on each participant's voluntary salary deferrals, subject to plan and Internal Revenue Code limits. The maximum employer matching contribution in any given year is $3,000. Under the 401(k) Plan, matching contributions are 50% vested after the first year of employment and 100% vested after the second year of employment. Amounts also include consulting service payments, the value of life insurance premiums paid by the Company on behalf of the employee, the value of any tax reimbursement and payments made in connection with any termination such as severance payments.

(5)
In 2011, Dr. Dexmier was entitled to receive $60,000 in fees for his membership on the board and service as Chairman of the board. Dr. Dexmier elected to receive all of his compensation in cash. Dr. Dexmier received $432,000 for his service as Chief Executive Officer in 2011. Dr. Dexmier received 9,000 options in fiscal 2011, representing the annual grant which are immediately vested and exercisable, and expire on October 4, 2018. The grant date fair value of the 2011 options, computed in accordance with ASC 718, was $6,446.

Dr. Dexmier received 9,000 options in fiscal 2010 representing the annual grant as well as 300,000 options for his services to the Company. The aggregate grant date fair value of the 2010 options computed in accordance with ASC 718 was $ 239,073.

(6)
William O’Kelly joined LookSmart as Senior Vice President Operations and Chief Financial Officer in January 2011 after serving as a consultant to the Company since November 2010. Mr. O’Kelly received $9,000 and $32,000 compensation for his consulting services in 2011 and 2010, respectively. Mr. O’Kelly received an initial employment grant of 180,000 options which vest over four years, with the first twenty five percent vesting one year from the grant date, and the remainder vesting on a monthly basis in equal increments during the 36-month period following the initial vesting date, assuming Mr. O’Kelly remains employed by the Company. These options expire on February 11, 2018. The grant date fair value computed in accordance with ASC 718 was $161,748.

(7)
On February 17, 2011, Stephen Markowski entered into Severance Agreement and General Release (the “CFO Release Agreement”). The Company made a severance payment of $309,375 representing nine months base salary plus 75% of his annual target bonus. Mr. Markowski received a $2,500 per month housing allowance for January 2010 which is reflected in the column entitled "All Other Compensation".

Narrative Disclosure to Summary Compensation Table

2011 Profit-Sharing Plan

Under the Company’s 2011 Profit-Sharing Plan, eligible executives may receive cash incentive payments based on the Company's achievement against certain revenue and profitability goals. The profit-sharing percentages for each eligible executive at 100% attainment range from 25% to 40% of eligible compensation earned during the applicable period.

Employment Agreement with William O’Kelly

The Company entered into an offer letter with Mr. O’Kelly dated January 12, 2011, (the “Offer Letter”) providing for an annual base salary of $250,000 and an annual performance-based incentive bonus of up to 40% of his annual salary. In connection with the Offer Letter, on February 11, 2011, Mr. Kelly also received a stock option to purchase 180,000 shares with an exercise price of $1.79 per share (the “Option”). The Option vests over four years, with the first twenty-five percent of the shares subject to the Option vesting on one year anniversary of the grant date and the remainder vesting on a monthly basis in equal increments during the 36-month period following the initial vesting date, subject to his continued employment with the Company; provided, that, if his employment is terminated by the Company without cause or he resigns for good reason, in each case within 12 months of a change of control, 100% of the shares subject to his Option shall immediately vest, as more fully described in a stock option agreement between the Company and Mr. O’Kelly.

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides certain summary information concerning the outstanding equity awards at December 31, 2011, held by the Company's Chief Executive Officer and Chief Financial Officer. The persons listed in the table below are referred to throughout this proxy statement as the "named executive officers”.

Name	Option Grant Date	Options (#) Exercisable	Options (#) Unexercisable	Options Excersise Price ($)	Options Expiration Date
Dr. Dexmier (1)	8/9/2007	2,250	-	2.62	8/9/2017
	8/9/2007	17,000	-	2.62	8/9/2017
	3/24/2009	4,500	-	1.02	3/24/2019
	5/17/2009	9,000	-	1.42	5/17/2019
	8/3/2009	9,000	-	1.23	8/3/2016
	8/6/2010	9,000	-	1.50	8/6/2017
	8/6/2010	118,750	181,250	1.50	8/6/2017
	10/4/2011	9,000	-	1.39	10/4/2018
William O'Kelly (2)	2/11/2011	45,000	135,000	1.79	2/11/2018
Steve Markowski (3)	-	-	-	-	-

(1)
All options granted to Dr. Dexmier have been granted in connection with his service on the Board, except for the August 6, 2010, grant for 300,000 shares. The options vest over four years, with the first twenty-five percent vesting one year from the grant date, and the remainder vesting on a monthly basis in equal increments during the 36-month period following the initial vesting date. Dr. Dexmier received 17,000 options on August 9, 2007, upon becoming a Company director, which vest monthly over three years. Dr. Dexmier received 2,250, a prorated annual director grant on August 9, 2007, which vested immediately on the grant date. Dr. Dexmier received 4,500 options on March 24, 2009, which vested immediately at grant. Dr. Dexmier received 9,000 options representing his annual director grant on May 17, 2009, August 3, 2009, August 6, 2010, and October 4, 2011, all of which vested immediately at grant.

(2)
Mr. O’Kelly received an option to purchase 180,000 shares upon becoming the Company's Chief Financial Officer. The options vest over four years, with the first twenty-five percent vesting one year from the grant date, and the remainder vesting on a monthly basis in equal increments during the 36-month period following the initial vesting date, assuming Mr. O’Kelly remains employed by the Company. In the event the Company experiences a change of control and within 12 months thereafter Mr. O’Kelly’s employment is terminated by the Company without "cause" or by Mr. O’Kelly for "good reason" (both terms as defined in Mr. O’Kelly’s employment agreement), then all of his then-unvested stock options shall immediately vest.

(3)	Mr. Markowski held no options at December 31, 2011.

Post-Termination Compensation and Benefits

Other than as set forth below, the Company has no written employment agreements governing the length of service of its named executive officers, or any severance or change of control agreements with its named executive officers and each of its named executive officers serves on an "at-will" basis.

On November 8, 2009, the Company and Dr. Jean-Yves Dexmier entered into a Consulting Agreement (the "Consulting Agreement") providing for the terms and conditions of Dr. Dexmier's consulting services for the Company as interim Chief Executive Officer. The Consulting Agreement terminates upon the earlier of: (i) the Company's hiring of a new Chief Executive Officer or (ii) the eighteen-month anniversary of the commencement of Dr. Dexmier's consulting relationship with the Company as interim Chief Executive Officer, unless terminated earlier in accordance with the Consulting Agreement. This term may also be extended by the mutual written consent of the parties. In accordance with the Consulting Agreement, the Company agreed to pay Dr. Dexmier the sum of $36,000 per month. Furthermore, in accordance with the Consulting Agreement, Dr. Dexmier has been granted an option to buy 300,000 shares of the Company's common stock. The stock options began vesting on July 28, 2010, and will vest over four years, with the first twenty-five percent of the stock options vesting one year from July 28, 2010, and the remainder vesting on a monthly basis in equal increments during the 36-month period following the initial vesting date. In addition, in the event that the Company experiences a change of control and within 12 months thereafter the Consulting Agreement is terminated by the Company without "cause" (as defined in the Consulting Agreement) or by Dr. Dexmier for "good reason" (as defined in the Consulting Agreement), then all of Dr. Dexmier's then-unvested stock options shall immediately vest. In addition, the Company shall pay all of Dr. Dexmier's reasonable expenses associated with the performance of the duties as interim Chief Executive Officer.

The Company has entered into a severance agreement with Mr. O’Kelly providing that, in the event the Company experiences a "Change of Control" and within 12 months thereafter or if the executive officer's employment by the Company is terminated without "Cause" or he resigns for "Good Reason," then Mr. O’Kelly would receive a cash payment representing nine months' worth of his target cash compensation, depending upon his position with the Company, and the Company would pay on his behalf, health insurance premiums under COBRA for the same number of months after such a termination or resignation. This agreement is provided by the Company in order to attract and retain such named executive officer.

On February 17, 2011, Stephen Markowski, former Chief Financial Officer of the Company entered into a Severance Agreement and General Release (the "CFO Release Agreement"). The CFO Release Agreement sets forth the terms and provisions of Mr. Markowski’s separation from the Company on January 13, 2011, as well as certain severance payments by the Company to Mr. Markowski following such separation. Pursuant to the CFO Release Agreement, among other terms and conditions, Mr. Markowski executed a release with respect to any claims or causes of action relating to Mr. Markowski's employment by the Company or his separation from the Company. Further, Mr. Markowski and the Company agreed that the Company would make a severance payment to Mr. Markowski in the amount of $309,375 (less required withholdings and authorized deductions) representing nine months of Mr. Markowski’s base salary plus 75% of Mr. Markowski's annual target bonus. In addition, the Company agreed to pay Mr. Markowski's monthly health insurance premiums for his COBRA coverage as they become due covering the period from February 1, 2011, until the earlier of the date Mr. Markowski accepts other employment or October 30, 2011. The CFO Release Agreement also contains other terms and provisions that are customary in agreements of similar nature.

A "Change of Control" means the sale of all or substantially all of the assets of the Company, or the acquisition of the Company by another entity by means of consolidation or merger pursuant to which the then current stockholders of the Company shall hold less than fifty percent (50%) of the voting power of the surviving corporation; provided, however, that a reincorporation of the Company in another jurisdiction shall not constitute a Change of Control.

"Cause" means that the executive officer: (i) is convicted of, or pleads nolo contendere to, any felony or other offense involving moral turpitude or any crime related to his or her service, or commits any unlawful act of personal dishonesty resulting in personal impeachment in respect of his relationship with the Company or any subsidiary or affiliate or otherwise detrimental to the Company in any material respect; (ii) fails to consistently perform his material duties or services to the Company in good faith and to the best of his ability; provided, however, that the Company shall not be permitted to terminate him pursuant to this clause unless it has first provided him with written notice and an opportunity to cure such failure; (iii) willfully disregards or fails to follow instructions from the Company's senior management or board of directors to do any legal act related to the Company's business or services being provided; (iv) willfully disregards or violates material provisions of the Company's Code of Conduct or other corporate policies; (v) exhibits habitual drunkenness or engages in substance abuse which in any way materially affects his ability to perform his duties and obligations to the Company; or (vi) commits any material violation of any state or federal law relating to the workplace environment.

A resignation for "Good Reason" means that the executive officer (other than Dr. Dexmier) resigns from all positions he or she then holds with the Company and its affiliates as a result of (i) (A) the Company making a material adverse change in the executive officer's position causing such position to be of materially reduced stature or responsibility, (B) a material reduction of the executive officer's base salary, (C) the executive officer being required to relocate his primary work location to a location that would increase the executive officer’s one way commute distance by more than fifty (50) miles, or (D) a material reduction of the executive officer's target bonus percentage (provided that fluctuation in actual bonus amounts earned and paid in material accordance with the provisions of the bonus plan in which the executive officer participates will not constitute "good reason"), (ii) the executive officer provides written notice to the Company's General Counsel within the sixty (60) days immediately following such material change or reduction, (iii) such material change or reduction is not remedied by the Company within thirty (30) days following the Company's receipt of such written notice and (iv) the executive officer's resignation is effective not later than ninety (90) days after the expiration of such thirty (30) day cure period. As to Dr. Dexmier, "Good Reason" shall mean that Dr. Dexmier terminates his consulting agreement as a result of (i) (A) the Company making a material adverse change in the terms of his consulting agreement, (B) a material reduction of the consulting fees specified in his consulting agreement, or (C) the Company (or any successor thereto) materially breaching the terms of his consulting agreement, any of which events occurs without Dr. Dexmier's written consent; (ii) Dr. Dexmier provides written notice to the Board within the sixty (60) days immediately following such material change or reduction; (iii) such material change or reduction is not remedied by the Company within thirty (30) days following the Company's receipt of such written notice; and (iv) Dr. Dexmier's termination of his consulting agreement is effective not later than ninety (90) days after the expiration of such thirty (30) day cure period.

Certain Relationships and Related Transactions

Indemnification Agreements. The Company has entered into indemnity agreements with its directors and officers providing for indemnification of each director and officer against expenses incurred in connection with any action or investigation involving the director or officer by reason of his or her position with the Company (or with another entity at the Company's request). The directors and officers will also be indemnified for costs, including judgments, fines and penalties that are indemnifiable under Delaware law or under the terms of any current or future liability insurance policy maintained by the Company that covers directors and officers. A director or officer involved in a derivative suit will be indemnified for expenses and amounts paid in settlement.  Indemnification is dependent in each instance on the director or officer meeting the standards of conduct set forth in the indemnity agreements.

Policies and Procedures for Approving Related Person Transactions. Our policy and procedure with respect to any related person transaction between the Company and any related person requiring disclosure under Item 404(a) of regulation S-K under the Securities and Exchange Act of 1934, is that the Company's audit committee reviews all such transactions.  This review covers any material transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company was and is to be a participant, and a related party had or will have a direct or indirect material interest, including, purchases of goods or services by or from the related party or entities in which the related party has a material interest, indebtedness, guarantees of indebtedness  and employment  by the Company of a related party. The board of directors has adopted a written policy reflecting the policy and procedure identified above.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of independent directors as required by and in compliance with the listing standards of NASDAQ. Directors Castagna, Sanders, and Wright are currently on the Audit Committee.  Director Castagna is an “audit committee financial expert” within the meaning of applicable SEC rules.  The Audit Committee operates pursuant to a written charter adopted by the board of directors.  Its function is to assist the board of directors in its oversight of the Company’s financial reporting process. In accordance with its charter, the Audit Committee oversees the Company’s financial, accounting and reporting processes; its system of internal accounting and financial controls; its compliance with related legal and regulatory requirements; the appointment, engagement, termination and oversight of  the Company’s independent registered public accounting firm, including reviewing their independence; reviewing and approving the planned scope of the annual audit; overseeing the independent registered public accounting firm’s audit work; reviewing and pre-approving any audit and non-audit services that may be performed; reviewing with management and the independent registered public accounting firm the adequacy of the Company’s internal financial controls; and reviewing the Company’s critical accounting policies and the application of accounting principles.

           The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2011, with management and the Company’s independent registered public accounting firm, Moss Adams LLP.  The Audit Committee has discussed with Moss Adams LLP the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee has received from Moss Adams LLP a written statement describing the relationships between the independent registered public accounting firm and LookSmart that might bear on the independent registered public account firm’s independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as well as a letter from Moss Adams LLP confirming that, in Moss Adams’s professional judgment, it is independent of the Company. The Audit Committee has discussed with Moss Adams LLP matters relating to its independence, including a review of both audit and non-audit fees, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

Based on the reviews and discussions referred to above and the review of LookSmart’s audited financial statements for the year ended December 31, 2011, in March 2012 the Audit Committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K (as amended by our Form 10-K/A) for 2011 filed with the SEC.

The preceding Audit Committee Report is not considered proxy solicitation material, is not deemed “filed” with the SEC, and is not deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act.  Notwithstanding anything to the contrary set forth in any of LookSmart’s previous filings made under the Securities Act or the Exchange Act that incorporate future filings made by the Company under those statutes, the preceding Audit Committee Report is not to be incorporated by reference into any prior filings, nor shall the report be incorporated by reference into any future filings made by the Company under those statutes  The members of our audit committee are “independent” directors as defined in applicable NASDAQ and applicable rules and regulations of the Securities and Exchange Commission.

AUDIT COMMITTEE

Anthony Castagna, Chair
Mark Sanders
Timothy Wright

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act and the rules thereunder of the Securities and Exchange Commission require the Company’s directors, officers and beneficial owners of more than 10% of our common stock to file reports of their ownership and changes in ownership of common stock with the Commission. Securities and Exchange Commission regulations require that the Company be furnished with copies of these reports. Personnel of the Company generally prepare these reports on behalf of the directors and officers on the basis of information obtained from each director and officer. Based solely on a review of these reports and on such information from the directors and officers, the Company believes that all reports required by Section 16(a) of the Securities and Exchange Act to be filed during the year ended December 31, 2011, were filed on time.

ADVANCE NOTICE PROCEDURES FOR STOCKHOLDER PROPOSALS

Under LookSmart’s bylaws, director nominations may be made only by the board of directors, a proxy committee of the board of directors, or by a stockholder entitled to vote who has delivered notice to the principal executive offices of LookSmart containing certain information specified in the bylaws (i) not less than 120 days prior to the anniversary date of the mailing of the Company’s proxy statement to stockholders in connection with the previous year’s annual meeting of stockholders, or (ii) if the annual meeting of stockholders is called for a date not within thirty days before or after the previous year’s meeting date, not later than a reasonable time after solicitation is made.

The bylaws also provide that no business may be brought before an annual meeting of stockholders except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the board of directors, the presiding officer or by a stockholder entitled to vote at such annual meeting of stockholders who has delivered notice to the principal executive offices of LookSmart (containing certain information specified in the bylaws) (i) not less than 120 days prior to the anniversary date of the mailing of the Company’s proxy statement to stockholders in connection with the previous year’s annual meeting of stockholders, or (ii) if the annual meeting of stockholders is called for a date not within thirty days before or after the previous year’s meeting date, not later than a reasonable time after solicitation is made.

These requirements are separate and apart from the requirements that a stockholder must meet in order to have a stockholder proposal included in LookSmart’s proxy statement under Rule 14a-8 of the Exchange Act.

Stockholder proposals should be addressed to the attention of the Company’s Chief Financial Officer, 55 Second Street, San Francisco, California 94105.

ANNUAL REPORT ON FORM 10-K

           A copy of LookSmart’s annual report on Form 10-K (as amended by our Form 10-K/A) for 2011 is being mailed along with this proxy statement and will be made available at http://investor.shareholder.com/looksmart/sec.cfm . The Company will mail without charge, upon written request, a copy of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011, as amended. Requests should be sent to: 55 Second Street, 7th floor, San Francisco, California 94105. A copy of our annual report on Form 10-K, as amended, has been filed with the SEC and may be accessed from the SEC’s homepage at www.sec.gov, and is also available at http://www.looksmart.com.

DELIVERY OF THIS PROXY STATEMENT

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, we, as well as brokers with account holders who are LookSmart’s stockholders, may be “householding” our proxy materials. Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials receive only one copy of our proxy materials at that address, unless one or more of those stockholders has notified us that they wish to receive individual copies. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and proxy statement, please notify your broker and direct your written request to LookSmart Investor Relations, 55 Second Street, San Francisco, CA 94105, or by calling (415) 348-7000.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

APPENDIX A-1

FORM OF CERTIFICATE OF AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION OF LOOKSMART, LTD.

Jean-Yves Dexmier and William O’Kelly hereby certify that:

1. They are the duly elected and acting President and Secretary, respectively, of LookSmart, Ltd., a Delaware corporation, the original Certificate of Incorporation of which was filed with the Secretary of the State of Delaware on July 19, 1996, under the name of NetGet, Ltd.

2. Effective at 5:00 p.m. (Delaware time) on the date of the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (such time on such date, the “Effective Time”), each three shares of the Corporation’s common stock, par value $.001 per share (“Common Stock”), issued and outstanding immediately prior to the Effective Time shall automatically, without further action on the part of the Corporation or its stockholders, be combined into and become one share of fully paid and nonassessable Common  Stock, subject to the treatment of fractional share interests set forth below. No fractional shares of Common Stock shall be issued by the Corporation, and the Corporation shall not recognize on its stock record books any purported transfer of any purported fractional share interest. A holder of Common Stock immediately prior to the Effective Time who would otherwise be entitled to a fraction  of a share as a result  of the reverse stock split effected hereby (which shall be determined on the basis of the total number of shares of Common Stock held by a holder of record immediately prior to the Effective Time) shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices per share of the Common  Stock, as reported in The Wall Street Journal (as adjusted for the reverse stock split effected hereby), during the 10 consecutive trading days ending on the trading day immediately prior to the day on which the Effective Time occurs (or if such prices are not available, the average of the last bid and asked prices of the Common Stock on such days (as adjusted for the reverse stock split effected hereby) or other price determined by the Board of Directors).

3. The foregoing Certificate of Amendment has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Restated Certificate of Incorporation of the Corporation on this day      of,       [   ].

Jean-Yves Dexmier, President

William O’Kelly, Secretary

APPENDIX A-2

FORM OF CERTIFICATE OF AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION OF LOOKSMART, LTD.

Jean-Yves Dexmier and William O’Kelly hereby certify that:

1. They are the duly elected and acting President and Secretary, respectively, of LookSmart, Ltd., a Delaware corporation, the original Certificate of Incorporation of which was filed with the Secretary of the State of Delaware on July 19, 1996, under the name of NetGet, Ltd.

2. Effective at 5:00 p.m. (Delaware time) on the date of the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (such time on such date, the “Effective Time”), each five shares of the Corporation’s common stock, par value $.001 per share (“Common Stock”), issued and outstanding immediately prior to the Effective Time shall automatically, without further action on the part of the Corporation or its stockholders, be combined into and become one share of fully paid and nonassessable Common  Stock, subject to the treatment of fractional share interests set forth below. No fractional shares of Common Stock shall be issued by the Corporation, and the Corporation shall not recognize on its stock record books any purported transfer of any purported fractional share interest. A holder of Common Stock immediately prior to the Effective Time who would otherwise be entitled to a fraction  of a share as a result  of the reverse stock split effected hereby (which shall be determined on the basis of the total number of shares of Common Stock held by a holder of record immediately prior to the Effective Time) shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices per share of the Common  Stock, as reported in The Wall Street Journal (as adjusted for the reverse stock split effected hereby), during the 10 consecutive trading days ending on the trading day immediately prior to the day on which the Effective Time occurs (or if such prices are not available, the average of the last bid and asked prices of the Common Stock on such days (as adjusted for the reverse stock split effected hereby) or other price determined by the Board of Directors).

3. The foregoing Certificate of Amendment has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Restated Certificate of Incorporation of the Corporation on this day       of,       [   ].

Jean-Yves Dexmier, President

William O’Kelly, Secretary

APPENDIX A-3

FORM OF CERTIFICATE OF AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION OF LOOKSMART, LTD.

Jean-Yves Dexmier and William O’Kelly hereby certify that:

1. They are the duly elected and acting President and Secretary, respectively, of LookSmart, Ltd., a Delaware corporation, the original Certificate of Incorporation of which was filed with the Secretary of the State of Delaware on July 19, 1996, under the name of NetGet, Ltd.

2. Effective at 5:00 p.m. (Delaware time) on the date of the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (such time on such date, the “Effective Time”), each seven shares of the Corporation’s common stock, par value $.001 per share (“Common Stock”), issued and outstanding immediately prior to the Effective Time shall automatically, without further action on the part of the Corporation or its stockholders, be combined into and become one share of fully paid and nonassessable Common  Stock, subject to the treatment of fractional share interests set forth below. No fractional shares of Common Stock shall be issued by the Corporation, and the Corporation shall not recognize on its stock record books any purported transfer of any purported fractional share interest. A holder of Common Stock immediately prior to the Effective Time who would otherwise be entitled to a fraction of a share as a result of the reverse stock split effected hereby (which shall be determined on the basis of the total number of shares of Common Stock held by a holder of record immediately prior to the Effective Time) shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices per share of the Common  Stock, as reported in The Wall Street Journal (as adjusted for the reverse stock split effected hereby), during the 10 consecutive trading days ending on the trading day immediately prior to the day on which the Effective Time occurs (or if such prices are not available, the average of the last bid and asked prices of the Common Stock on such days (as adjusted for the reverse stock split effected hereby) or other price determined by the Board of Directors).

3. The foregoing Certificate of Amendment has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Restated Certificate of Incorporation of the Corporation on this day      of,       [   ].

Jean-Yves Dexmier, President

William O’Kelly, Secretary

LOOKSMART, LTD. 55 SECOND ST. SUITE 700 SAN FRANCISCO, CA 94105
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Investor Address Line 1	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future notices, proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive and access proxy materials electronically in future years.

1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1	VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

	CONTROL #		000000000000
NAME
THE COMPANY NAME INC. - COMMON	SHARES		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A			123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B			123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C			123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D			123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E			123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F			123,456,789,012.12345
THE COMPANY NAME INC. - 401 K			123,456,789,012.12345

	PAGE	1	OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All
The Board of Directors recommends you vote FOR the following:	☐	☐	☐	Except" and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors Nominees
01 Jean-Yves Dexmier	02 Scott Kauffman
The Board of Directors recommends you vote FOR proposals 2 and 3.
2

APPROVE a series of amendments to our Restated Certificate of Incorporation to effect a reverse stock split of our common stock, at the discretion of our board of directors, whereby each outstanding three, five or seven shares of our common stock would be combined into and become one share of our common stock (the "Proposed Amendment"); with the effectiveness of one of such Proposed Amendments and the abandonment of the other Proposed Amendments, or the abandonment of all the Proposed Amendments, to be determined by our board of directors in its discretion following the Annual Meeting of Stockholders, as permitted under Section 242(c) of the Delaware General Coporation Law.

	For ☐	Against ☐	Abstain ☐
3	To ratify the appointment of the accounting firm Moss Adams LLP as the Companys independent registered public accounting firm for the current fiscal year.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

		JOB #			SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

LOOKSMART, LTD.
THIS PROXY IS SOLICITED BY THE BOARD OF
DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
JULY 10, 2012

The shareholder(s) hereby appoint(s) William F. O'Kelly and Jean-Yves Dexmier, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, and with discretionary authority as to any other business that may properly come before the meeting, all of the shares of Common Stock of LOOKSMART, LTD. that the shareholder(s) is/are entitled to vote at the Annual meeting of shareholder(s) to be held at 10:00 AM, PDT July 10, 2012, at the LOOKSMART, LTD.'s office located at 55 Second Street, Suite 700, San Francisco, CA 94105, and any adjournment or postponement thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no direction is indicated, this proxy will be voted FOR the nominees listed in Proposal 1, FOR Proposal 2, and FOR Proposal 3, as more specifically described in the proxy statement, and in the discretion of the proxy holders upon any other business as may properly come before the Annual Meeting of shareholders or any adjournment or postponement thereof.

Continued and to be signed on reverse side